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                                                                     EXHIBIT (5)


                     MASTER INVESTMENT ADVISORY AGREEMENT



AGREEMENT made as of the 26th day of April, 1988 between CIGNA INVESTMENTS, INC., a corporation organized under the laws of the State of Delaware and having its principal place of business in Bloomfield, Connecticut (the "Adviser") and CIGNA VARIABLE PRODUCTS GROUP, a Massachusetts business trust having its principal place of business in Springfield, Massachusetts (the "Trust").

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Adviser is engaged in the business of rendering investment management services and is so registered under the Investment Advisers Act of 1940; and

WHEREAS, the Trust operates as a "series company" as contemplated by Rule 18f-2 under the 1940 Act and is authorized to issue shares of beneficial interest ("Shares") in separate series with each such series representing interest in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends initially to offer Shares in four series, including Companion Fund, CIGNA Common Stock Portfolio, CIGNA Fixed Income Portfolio and CIGNA Money Market Portfolio, (such series (the "Initial Series") together with all other series subsequently established by the Trust with respect to which the Trust desires to retain the Adviser to render investment advisory services hereunder and the Adviser is willing so to do being herein collectively referred to as the "Series");

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

     1. The Trust hereby appoints the Adviser to act as manager and investment adviser to each of the Initial Series for the period and on the terms herein set forth, subject to the control of the Board of Trustees of the Trust. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided.

          In the event that the Trust establishes one or more series of Shares other than the Initial Series with respect to which it desires to retain the Adviser to render management and investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee which will
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be payable with respect to the additional series of Shares.  If the Adviser is willing to render such services, it shall so notify the Trust in writing, whereupon such series of Shares shall become a Series hereunder.

     2. (a) The Adviser, at its expense, will furnish continuously an investment program for each Series, will determine, subject to the control and periodic review of the Board of Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by each Series and what portion, if any, of the assets of each Series shall be held in cash, cash equivalents or other temporary investments and shall, on behalf of each Series, make changes in that Series' investments. Subject always to the provisions of the Declaration of Trust of the Trust and its Bylaws, the 1940 Act, and the control of the Board of Trustees, the Adviser will also manage, supervise and conduct the other affairs and business of the Trust and each Series and matters incidental thereto.

          (b) The Adviser, at its own expense, shall place orders for the purchase and sale of portfolio securities for the account of each Series with brokers or dealers selected by the Adviser. In executing portfolio transactions for each Series ad selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Series and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a Series portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer--viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

     3. In addition to performing at its own expense the obligations set forth in paragraph 2 hereof, the Adviser shall furnish at its own expense or pay the expense of the Trust for the following:

          (a) office space in the offices of the Adviser or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

          (b) necessary executive and other personnel for managing the affairs of the Trust, including personnel to perform clerical, bookkeeping, accounting

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and other office functions (exclusive of those related to and to be performed under contracts for custodian, transfer, paying and plan agency services by the bank selected to perform such services); and

          (c) all information and services, other than services of counsel, required in connection with the preparation of registration statements and prospectuses, including amendments and revisions thereof, all annual, semiannual and periodic reports, and notices and proxy solicitation material furnished to shareholders of the Trust, or to holders of variable annuity contracts funded by shares of the Trust, as the case may be, or to regulatory authorities.

     4. Nothing in paragraph 3 hereof shall require the Adviser to bear, or to reimburse the Trust for:

          (a) any of the costs of printing and mailing the items referred to in subparagraph (c) of paragraph 3;

          (b) the costs of printing and mailing of sales literature, prospectuses and offering circulars required by regulatory authorities;

          (c) compensation of Trustees of the Trust who are not directors, officers or employees of the Adviser, CIGNA Corporation or any of its affiliates;

          (d) registration, filing and other fees in connection with requirements of regulatory authorities;

          (e) the charges and expenses of the Custodian appointed by the Trust for custodial, paying agent, transfer agent and plan agent services;

          (f) charges and expenses of independent accountants retained by the Trust;

          (g) charges and expenses of any transfer agents and registrars appointed by the Trust;

          (h) issue and transfer taxes, brokers' commissions and dealers' concessions chargeable to the Trust in connection with securities transactions to which the Trust is a party, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended from time to time;

          (i) taxes and corporate fees payable by the Trust to federal, state or other governmental agencies;

          (j) the cost of share certificates (if any) representing shares of a Series;

          (k) legal fees and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with federal and state regulatory authorities; and

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          (l) expense of shareholders' and trustees' meetings.

     5.   Notwithstanding the provisions of Paragraph 3 and 4:

          (a) The Trust shall reimburse the Adviser for its costs of maintaining the Office of the Treasurer of the Trust and the Office of the Secretary of the Trust, determined in such manner as may be approved by the Board of Trustees of the Trust. Such reimbursement shall be made by the 15th of each month with respect to such costs accrued during the previous month.

          (b) Except for printing expenses (including design, layout, and coordination) and except as provided in paragraph 5(a) above, the Adviser shall indemnify the Trust against any expense of personnel of the Adviser, or any affiliate of the Adviser, which might otherwise have been charged to the Trust under any provision of this Agreement or of the Distribution Agreement between the trust and its principal underwriter.

     6. The Adviser agrees to hold the Trust harmless with respect to any and all damages the Trust may sustain resulting from any dishonest act of any employee or agent of the Adviser. This Paragraph 6 is in addition to, and not by way of limitation of, any other rights of indemnification which the Trust may have hereunder or otherwise.

     7. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to render similar service to others so long as its services hereunder are not impaired or interfered with thereby.

     8. The Trust shall pay the Adviser as full compensation for all services rendered and all facilities hereunder as to a Series a management fee for that Series determined in accordance with the appropriate portion of Schedule A attached hereto.

     9. It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, shareholders or otherwise, that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise, that the Adviser may be interested in the Trust as a shareholder or otherwise, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration of Trust of the Trust and the Certificate of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

     10. (a) This Agreement will take effect as of April 26, 1988. This Agreement shall thereafter continued in full force and effect from year to year as to a Series, if its continuance is specifically approved before May 1, 1989 and before May 1 of each subsequent year by vote of a majority of the outstanding shares (as defined in the 1940 Act) of the Series of the Trust in question or by the Board of Trustees of the Trust, and in either event by a majority of the Trustees of the Trust who are not parties to the Agreement or

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interested persons (within the meaning of the 1940 Act) of the Trust or the
Adviser, such Trustees voting in person at a meeting called for such purpose; provided, however, that:

          (b) This Agreement may at any time be terminated as to any Series without the payment of any penalty on 60 days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Series.

          (c) This Agreement shall immediately terminate in event of its assignment (as that term is defined in the 1940 Act).

          (d) This Agreement may be terminated by the Adviser in its entirety or with respect to one or more than one of the Series on 90 days' written notice to the Trust.

     11. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed for this purpose that the address of the Adviser shall be 900 Cottage Grove Road, Bloomfield, Connecticut 06002 and that the address of the Trust shall be 1380 Main Street, Springfield, Massachusetts 01103.

     12. Copies of the Master Trust Agreement, as amended, establishing CIGNA Annuity Funds Group (the "Trust") are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Master Investment Advisory Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Master Investment Advisory Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first above written.

CIGNA VARIABLE PRODUCTS GROUP                CIGNA INVESTMENTS, INC.



By: /s/ John K. Armstrong                    /s/ George R. Trumbull
   ------------------------------            ---------------------------------
                       Chairman                                      President

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Compensation Schedule for the following Series                      Schedule A-1


Companion Fund

     The Trust shall pay the Adviser as full compensation for all services rendered and all facilities furnished hereunder, a management fee for the Series by applying the annual rate of 0.35% to the average daily net asset value of each Series for the calendar year, computed in the manner used for the determination of the offering price of Shares of the Series. The fee accrued as of the end of each month shall be paid no later than the 15th of the following month.

     If in any calendar year the total of all ordinary business expense of the Series (including investment advisory fees but excluding interest, taxes and transaction costs incurred in acquiring and disposing of portfolio securities) exceed one percent (1%) of the average daily net asset value of the Series computed in the manner above described, the Adviser shall pay any such excess. The above expense limitations shall be equitably prorated for any applicable period which is less than a calendar year.

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Compensation Schedule for the following Series                      Schedule A-2


     CIGNA Common Stock Portfolio
     CIGNA Fixed Income Portfolio
     CIGNA Money Market Portfolio

     The Trust shall pay the Adviser as full compensation for all services rendered and all facilities furnished hereunder, a management fee for each Series by applying the annual rate of 0.50% of the average daily net asset value of each Series for the calendar year, computed in the manner used for the determination of the offering price of Shares of the Series. The fee accrued as of the end of each month shall be paid no later than the 15th of the following month.

     The fee as described in the preceding paragraph shall be reduced by, or the Adviser will reimburse the applicable Series for any amount necessary to prevent the total expenses of the Series (including the Adviser's fee but excluding interest, taxes, amortized organizational expenses, transaction costs in acquiring and disposing of portfolio securities and extraordinary expenses) in any fiscal year from exceeding 1.5% of the Fund's average daily net assets of the Series. Reductions shall be made at the end of each quarter of the Trust's fiscal year on an estimated basis, if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any fiscal year of the Trust. The Adviser shall promptly refund any amount paid in excess of the fee determined to be due for such year.

     In the event that expenses of any Series for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any state, whether or not shares of the Series are qualified for offer and sale in any state, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof, and, if necessary, the Adviser shall assume expenses of the Series to the extent required by any such expense limitation, provided, that the
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Board of Trustees of the Trust may waive any specific expense limitation which, in the judgment of the Board, is more stringent than is imposed by states generally.

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